STOCK OPTION AGREEMENT


     STOCK OPTION AGREEMENT, dated as of , 1998 (the "Agreement"), by and between IAC Holdings Corp., a Delaware corporation (the "Grantor") and IAC Management Partners, a [ ] general partnership (the "Grantee").

                                    RECITALS

     WHEREAS, the Grantor has acquired approximately 79% of the outstanding Common Stock, par value $.10 per share (the "Common Stock"), of Industrial Acoustics Company, Inc., a New York corporation ("IAC"); and

     WHEREAS, the Grantee provided certain advisory services to the Grantor in connection with such acquisition by the Grantor of IAC stock; and

     WHEREAS, as partial compensation for such services, the Grantor agreed to grant to the Grantee an option (the "Option") to acquire Common Stock, par value $.01 per share, of the Grantor (the "Common Stock") equal to 12% of the Common Stock on a fully diluted basis; and

     WHEREAS, the Grantor and IAC have entered into an Agreement and Plan of Merger pursuant to which the Grantor will merge with and into IAC (the "Merger") and International Mezzanine Investment N.V. ("IMI") will become the owner of 100% of the Common Stock of IAC;

     WHEREAS, the Grantor and the Grantee desire to set forth the terms of the Option.

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. THE OPTION; EXERCISE; ADJUSTMENTS. (a) Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to [ ] shares of Common Stock (the "Shares") at an initial cash purchase price of $[ *]

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*    The amount of the equity contribution made by International Mezzaine
     Investment N.V. to the Grantor used by

                                                Footnote continued on next page.
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per share. The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, (i) prior to the Merger and following the sale by the Grantor of all or a majority of its interest in IAC or (ii) after the Merger and following the sale by IMI of all or a majority of its interest in IAC and, in the case of clause (i) or (ii), prior to the termination of the Option in accordance with the terms of this Agreement.

     (b) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Stock Exercise Notice") specifying its intention to exercise the Option, the total number of Shares it wishes to purchase and a date not later than 10 business days and not earlier than the next business day following the date such notice is given for the closing of such purchase.

     (c) In the event of any change in the number of issued and outstanding shares of Common Stock of the Grantor by reason of any stock dividend, stock split, recapitalization, merger (including the Merger), rights offering, share exchange or other change in the corporate or capital structure of the Grantor, the Grantee shall receive, upon exercise of the Option, the stock or other securities, cash or property to which the Grantee would have been entitled if the Grantee had exercised the Option and had been a holder of record of shares of Common Stock of the Grantor on the record date fixed for determination of holders of shares of Common Stock of the Grantor entitled to receive such stock or other securities, cash or property and the purchase price per Share shall be increased or decreased proportionately so that the aggregate purchase price for the Shares subject to the Option shall remain the same as immediately prior to such event. In the event that any additional shares of Common Stock are issued after the date hereof (other than pursuant to an event described in the preceding sentence of this Agreement), the number of shares of Common Stock subject to the Option shall be adjusted (but not decreased) so that, after such issuance, the number of shares of

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Footnote continued from previous page.

     the Grantor to acquire stock of the Grantee in the intitial acquisition and the subsequent merger divided by the aggregate number of outstanding shares of Common Stock of IAC.


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Common Stock subject to the Option equals at least ten percent (10%) of the number of shares of Common Stock of IAC then issued and outstanding on a fully diluted basis.

     2. CONDITIONS TO DELIVERY OF SHARES. The Grantor's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

     (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

     (b) Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated; and

     (c) The representations and warranties of the Guarantee made in Section 5 of this Agreement shall be true and correct in all material respects as of the date of the Closing for the issuance of the Shares being purchased pursuant to the Option.

     3. THE CLOSING. (a) Any closing hereunder shall take place on the date specified by the Grantee in its Stock Exercise Notice at 9:00 a.m., local time, at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York, or, if the conditions set forth in Section 2 have not been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, the Grantor will deliver to the Grantee a certificate or certificates, duly endorsed (or accompanied by duly executed stock powers), representing the Shares in the denominations designated by the Grantee in its Stock Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price. Any payment made pursuant to this Agreement shall be made by certified or official bank check or by wire transfer or federal funds to a bank designated by the Grantor.

     (b) The certificates representing the Shares may bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and may not be transferred in the absence of such registration or an exemption therefrom (which exemption is confirmed by an opinion of counsel to the Grantee reasonably acceptable to the Grantor).


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     4. REPRESENTATIONS AND WARRANTIES OF THE GRANTOR. The Grantor represents and warrants to the Grantee that (a) the Grantor is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Grantor, and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantor and constitute a valid and binding obligation of the Grantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity; and (c) the Grantor has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and the Shares, when issued and delivered by the Grantor upon exercise of the Option, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

     5. REPRESENTATIONS AND WARRANTIES OF THE GRANTEE. Grantee represents and warrants to the Grantor that (a) the execution and delivery of this Agreement by the Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantee and will constitute a valid and binding obligation of Grantee;
(b) the Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act; and (c) the Grantee and each of its partners is an accredited investor as such term is used in the rules under the Securities Act, has received such information as is necessary to make an informed decision with respect to the acquisition and exercise of the Option, is experienced in investments of the type contemplated hereby and is capable of bearing the loss of its investment.

     6. CONSENTS. Each of the parties hereto will use its best efforts to obtain the consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated.

     7. SPECIFIC PERFORMANCE. The Grantor acknowledges that if the Grantor fails to perform any of its obligations un-


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der this Agreement immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

     8. NOTICES. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile transmission, upon receipt of oral confirmation that such transmission has been received, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

                  If to the Grantor:

                  IAC Holdings Corp.
                  c/o Mezzanine Management Limited
                  100 First Stamford Place
                  Stamford, Connecticut  06902
                  Attention:  James A. Read

                  If to the Grantee:

                  IAC Management Partners
                  434 North Street
                  Greenwich, Connecticut  06830
                  Attention:  Robert M. Davies

                  with a copy to:

                  IAC Management Partners
                  82 Powder Point Avenue
                  Duxbury, Massachusetts  02332
                  Attention:  Maarten D. Hemsley

     9. ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement between the parties hereto with


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respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

     10. ASSIGNMENT. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

     11. HEADINGS. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

     12. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

     13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles of such State.

     14. TERMINATION. The right to exercise the Option granted pursuant to this Agreement shall terminate on .

     15. SEVERABILITY. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     16. PUBLIC ANNOUNCEMENT. The Grantee will consult with the Grantor and the Grantor will consult with the Grantee before issuing any press release with respect to the initial announcement of this Agreement, the Option or the transactions contemplated hereby and neither party shall issue any such press release prior to such consultation except as may be required by law.


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     IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be duly executed and delivered on the date and year first above written.

                                   IAC HOLDINGS CORP.


                                   By: ________________________________
                                       Name:
                                       Title:


                                   IAC MANAGEMENT PARTNERS


                                   By: ________________________________
                                       Name:
                                       Title: